Exhibit 99.1
MARTIN MIDSTREAM PARTNERS L.P. COMPLETES PRIVATE PLACEMENT OF
SENIOR NOTES DUE 2018
KILGORE, TX, March 26, 2010 (Global Newswire via COMTEX News Network) — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that MMLP and its wholly-owned subsidiary, Martin Midstream Finance Corp., successfully completed the previously announced private placement of $200 million principal amount of 8.875% senior unsecured notes due April 1, 2018 in a private placement.
MMLP received approximately $191.7 million in proceeds from the sale of the notes, after deducting underwriting discounts, commissions and estimated expenses of the offering. MMLP used the net proceeds from the senior unsecured notes offering to repay borrowings under MMLP’s existing credit facility, to terminate existing interest rate hedges and to pay transaction fees, costs and expenses.
The securities have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. MMLP only offered and issued the notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Martin Midstream Partners L.P. (NASDAQ: MMLP)
Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. MMLP’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products.
Forward-Looking Statements
Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Additional information concerning Martin Midstream Partners is available on its website at www.martinmidstream.com.
Joe McCreery,
Vice President — Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 812-7989
joe.mccreery@martinmlp.com